SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2007

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Aug. 18, 2005, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed with the New Mexico Public Regulation Commission (NMPRC) requesting continuation of the use of SPS’ fuel and purchased power cost adjustment clause (FPPCAC) and current monthly factor cost recovery methodology. This filing was required by NMPRC rule. Testimony was filed in the case by staff and intervenors objecting to SPS’ assignment of system average fuel costs to certain wholesale sales and the inclusion of certain purchased power capacity and energy payments in the FPPCAC. The testimony also proposed limits on SPS’ future use of the FPPCAC. Related to these issues some intervenors requested disallowances for past periods, which in the aggregate total approximately $45 million. This claim was for the period from October 1, 2001 through May 31, 2005 and does not include the value of incremental cost assignment for wholesale transactions from that date forward.  Other issues in the case include the treatment of renewable energy certificates and sulfur dioxide allowance credit proceeds in relation to SPS’ New Mexico retail fuel and purchased power recovery clause.

On May 2, 2007, the hearing examiner issued his recommended decision (RD) in which he ruled that the NMPRC is bared from granting the retroactive refunds or financial penalties requested by the parties.  The hearing examiner recommended that the issues related to the assignment of system average fuel cost to SPS’ firm wholesale sales, subsequent to March 7, 2006, be litigated in SPS’ next rate case that will be filed this summer, or in a separate parallel proceeding with the results to be incorporated into the next rate case.  The hearing examiner’s decision found that the NMPRC lacked legal authority to apply any change in cost assignment methodology retroactively until such date that SPS was put on notice of any concern with its longstanding assignment practice. The hearing examiner found that March 7, 2006 was the first time that SPS was put on notice with respect to any change in New Mexico’s assignment practice. The future litigation recommendation would determine both the proper allocation and assignment of fixed and fuel costs and examine the prudence of SPS’ firm wholesale contracts and affiliate transactions related to those wholesale sales.  Under the RD, charges collected through the FPPCAC since March 7, 2006, would be subject to refund pending further order of the NMPRC.  The hearing examiner also noted that specific allegations regarding affiliate transactions could also be resolved in these proceedings.

Under the RD, SPS would also be ordered to refund approximately $1.6 million of long-term purchased power capacity costs that it acknowledged were erroneously collected through the FPPCAC.  SPS would be authorized to continue its use of the FPPCAC pending a final order in the next rate case.  The hearing examiner also determined that no action was required on renewable energy certificates and that SPS should seek a determination of proper treatment of SO2 allowances in a separate proceeding.  The parties have until May 15, 2007, to file exceptions to the RD, and responses to exceptions will be due May 23, 2007.  There is no deadline for NMPRC action, although given SPS’ announced plans to file a general rate case in the third quarter of 2007, it is likely that NMPRC may act prior to that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

May 7, 2007